Exhibit 99.1

Immediate	MEDIA:	INVESTOR RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Announces First Quarter Results and Improved Outlook for 2004

PHILADELPHIA, April 28, 2004 — FMC Corporation (NYSE: FMC) today reported first quarter 2004 net income of $5.5 million or $0.15 per diluted share versus $1.9 million or $0.05 per share in the first quarter of 2003. First quarter 2004 net income included restructuring and other charges and a charge to discontinued operations that totaled $8.4 million after-tax or $0.23 per share. Excluding these charges, first quarter 2004 earnings were $13.9 million or $0.38 per share. First quarter revenue of $505.7 million was up 17 percent as compared with $434.0 million in the year-earlier quarter.

According to William G. Walter, FMC chairman, president and chief executive officer: “We had a great start in 2004, a year that we expect to be a major turning-point in our financial performance. We significantly exceeded the expectations we had set at the beginning of the quarter due to outstanding performance in our Agricultural Products segment. A robust Brazilian crop protection market coupled with our continued success in implementing a focused strategy in Agricultural Products paid off very well during the quarter. The balance of our portfolio delivered as expected, and we remain on track to deliver strong, double-digit earnings growth in 2004.”

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Page 2/FMC Announces First Quarter Earnings

Revenue in Agricultural Products was $173.4 million, an increase of 35 percent from the prior-year quarter. This increase was broad-based across insecticides and herbicides and resulted primarily from strong performance in Latin America, especially Brazil, due to an improved farm economy, heavy pest pressures and growth in new products. Market improvement in Asia and a stronger euro also contributed to the quarter’s growth in revenue. Segment earnings before interest and taxes (“segment earnings”) of $19.7 million were up nearly four-fold from the first quarter of 2003 due to higher sales, improved product mix and lower manufacturing costs, partially offset by higher R&D and selling expenses.

Revenue in Specialty Chemicals was $134.7 million, an increase of 6 percent from the prior-year quarter. The BioPolymer businesses drove the increase with stronger microcrystalline cellulose sales into the pharmaceutical market, higher sales of carrageenan into the personal care and food ingredients markets and favorable foreign currency translation. The lithium business was up slightly as the benefits of increased sales into the battery market and favorable foreign currency translation were partially offset by lower sales into the pharmaceutical market due to the timing of customer production campaigns. Despite increased sales, segment earnings of $24.6 million were essentially flat versus the first quarter of 2003 primarily due to the impact of higher raw material costs.

Revenue in Industrial Chemicals was $198.3 million, an increase of 10 percent from the prior-year quarter. Foret was a significant component of this overall increase with higher volumes and selling prices for both STPP and peroxygens coupled with favorable foreign currency translation. In the alkali business, the benefits of improved soda ash volumes and higher domestic selling prices were partially offset by lower export selling prices. In the domestic peroxygens business, unfavorable product mix more than

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Page 3/FMC Announces First Quarter Earnings

offset the benefit of higher selling prices. Segment earnings of $6.7 million were down $3.1 million from the first quarter of 2003 due to lower soda ash export prices and higher energy costs. Affiliate earnings improved due to the benefit of the Astaris restructuring.

Corporate expense of $9.3 million was up from $7.3 million in the first quarter of 2003. Interest expense, net, was $20.4 million, down from $25.3 million in the prior-year period due to lower interest rates and debt levels. On March 31, 2004, gross consolidated debt was $1,122.2 million, and debt, net of cash, was $920.4 million. For the quarter, depreciation and amortization was $33.2 million, and capital expenditures were $13.3 million.

Outlook

Regarding outlook and guidance, Walter said: “The stronger-than-expected start to the year has prompted us to increase our earnings expectations for full-year 2004 to $2.65 - $2.85 per diluted share before restructuring and other charges. The stronger first quarter earnings in Agricultural Products, an expected rebound in Industrial Chemicals related largely to improvement at Astaris and lower interest expense will be the key drivers of the full-year earnings performance. Our second quarter 2004 earnings expectations are $0.75 - $0.85 per share. An improving outlook in Industrial Chemicals and lower interest expense are expected be the key drivers of the second quarter’s earnings performance.”

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The Company has provided additional details concerning this earnings release on the web at http://ir.fmc.com including: details on the 2004 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC will conduct its first quarter conference call at 9:00 a.m. EDT on April 29, 2004. This event will be available live and as a replay on the web at http://ir.fmc.com.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue	$505.7	$434.0

Costs of sales and services	377.6	325.2
Selling, general and administrative expenses	64.9	56.8
Research and development expenses	23.9	20.1
Restructuring and other charges	1.3	—

Total costs and expenses	467.7	402.1

Income from operations	38.0	31.9

Equity in loss of affiliates	9.7	3.5
Minority interests	0.7	0.7
Interest expense, net	20.4	25.3

Income from continuing operations before income taxes	7.2	2.4

Provision (benefit) for income taxes	(0.1)	0.5

Income from continuing operations	7.3	1.9
Discontinued operations, net of income taxes	(1.8)	—

Net income	$5.5	$1.9

Basic earnings (loss) per common share:
Income from continuing operations	$0.20	$0.05
Discontinued operations	(0.05)	—

Basic earnings per common share	$0.15	$0.05

Average number of shares used in basic
earnings (loss) per share computations	35.5	35.2

Diluted earnings (loss) per common share:
Income from continuing operations	$0.20	$0.05
Discontinued operations	(0.05)	—

Diluted earnings per common share	$0.15	$0.05

Average number of shares used in diluted
earnings (loss) per share computations	36.4	35.7

Other Data:
Capital spending	$13.3	$17.1
Depreciation and amortization	33.2	30.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue	$505.7	$434.0
Costs of sales and services	377.6	325.2
Selling, general and administrative expenses	64.9	56.8
Research and development expenses	23.9	20.1

Total costs and expenses	466.4	402.1
Income from operations	39.3	31.9
Equity in loss of affiliates	0.2	3.5
Minority interests	0.7	0.7
Interest expense, net	20.4	25.3

Income from continuing operations before income taxes, excluding restructuring and other charges	18.0	2.4
Provision for income taxes	4.1	0.5

After-tax income, excluding restructuring and other charges	$13.9	$1.9

Basic after-tax income per share, excluding restructuring and other charges	$0.39	$0.05

Average number of shares used in basic after-tax income per share computations	35.5	35.2

Diluted after-tax income per share, excluding restructuring and other charges	$0.38	$0.05

Average number of shares used in diluted after-tax income per share computations	36.4	35.7

*	The Company believes that the Non-GAAP financial measure “After-tax income, excluding restructuring and other charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME,

EXCLUDING RESTRUCTURING AND OTHER CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Net income (GAAP)	$5.5	$1.9
Discontinued operations, net of income taxes (GAAP)	1.8	—
Restructuring and other charges, before tax *	10.8	—
Tax effect of restructuring and other charges	(4.2)	—

After-tax income, excluding restructuring and and other charges (Non-GAAP)	$13.9	$1.9

Diluted earnings per common share (GAAP)	$0.15	$0.05
Discontinued operations per diluted share (GAAP)	0.05	—
Restructuring and other charges per diluted share, before tax	0.30	—
Tax effect of restructuring and other charges per diluted share	(0.12)	—

Diluted after-tax income per share, excluding restructuring and other charges (Non-GAAP)	$0.38	$0.05

Average number of shares used in diluted after-tax income per share computations	36.4	35.7

*	Restructuring and other charges includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. FMC’s share of such charges are included in “Equity in loss of affiliates” and were $9.5 million, before tax, for the three months ended March 31, 2004. There were no significant Astaris-related restructuring charges recorded in the first three months of 2003.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended March 31,
	2004	2003
Revenue

Agricultural Products	$173.4	$128.5
Specialty Chemicals	134.7	126.9
Industrial Chemicals	198.3	179.8
Eliminations	(0.7)	(1.2)

	$505.7	$434.0

Income from continuing operations before income taxes

Agricultural Products	$19.7	$5.3
Specialty Chemicals	24.6	24.4
Industrial Chemicals	6.7	9.8

Segment operating profit	51.0	39.5
Corporate	(9.3)	(7.3)
Other income (expense), net	(2.8)	(2.9)

Operating profit from continuing operations before restructuring and other charges, interest expense, net and affiliate interest expense	38.9	29.3
Restructuring and other charges (a)	(10.8)	—
Interest expense, net	(20.4)	(25.3)
Affiliate interest expense (b)	(0.5)	(1.6)

Income from continuing operations before income taxes	$7.2	$2.4

(a)	Restructuring and other charges for the three months ended March 31, 2004 related to Industrial Chemicals ($9.5 million), Agricultural Products ($0.8 million) and Specialty Chemicals ($0.5 million).
(b)	FMC’s share of interest expense of the phosphorus joint venture. The equity in loss of the phosphorus joint venture is included in Industrial Chemicals.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and preliminary, in millions)

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$65.1	$57.0
Restricted cash	136.7	136.9
Trade receivables, net	550.6	478.2
Inventories	180.1	192.6
Other current assets	122.1	112.1
Deferred income taxes	32.7	32.9

Total current assets	1,087.3	1,009.7
Property, plant and equipment, net	1,102.8	1,128.1
Goodwill	152.2	156.3
Deferred income taxes	319.3	322.2
Other long - term assets	198.4	212.5

Total assets	$2,860.0	$2,828.8

Short - term debt	$22.9	$13.8
Current portion of long - term debt	3.0	3.0
Accounts payable, trade and other	256.7	299.5
Guarantees of vendor financing	56.1	44.3
Accrued pensions and other post-retirement benefits, current	13.2	13.7
Other current liabilities	342.8	353.2

Total current liabilities	694.7	727.5
Long-term debt	1,096.3	1,033.4
Long-term liabilities	472.1	479.6
Stockholders’ equity	596.9	588.3

Total liabilities and stockholders’ equity	$2,860.0	$2,828.8

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited and preliminary, in millions)

	Three months ended March 31,
	2004	2003
Cash required by operating activities	$(69.7)	$(97.3)

Cash required by discontinued operations	(6.5)	(5.5)

Cash provided (required) by investing activities:
Capital spending	(13.3)	(17.1)
Other investing activities	1.3	1.5

	(12.0)	(15.6)

Cash provided (required) by financing activities:
Increase in short-term debt and commercial paper	76.0	66.3
Net decrease in restricted cash	0.2	15.3
Repayment of long-term debt, net of
increased borrowings	(4.5)	(16.1)
Other financing activities	26.1	21.6

	97.8	87.1

Effect of exchange rate changes on cash	(1.5)	1.7

Increase (decrease) in cash and cash equivalents	8.1	(29.6)
Cash and cash equivalents, beginning of year	57.0	89.6

Cash and cash equivalents, end of period	$65.1	$60.0